As filed with the Securities and Exchange Commission on November 20, 2003
                                                           Registration No. 333-

================================================================================

                             SECURITIES AND EXCHANGE
                                   COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-6

                    For Registration Under the Securities Act of 1933 of Securities of Unit Investment
                        Trusts Registered on Form N-8B-2

                              --------------------

A.      EXACT NAME OF TRUST:

        Schwab Trusts, Schwab Ten Trust, 2003 Series C

B.      NAME OF DEPOSITORS:

        Charles Schwab & Co., Inc.
        Hennion & Walsh, Inc.

C.      COMPLETE ADDRESS OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:

        Charles Schwab & Co., Inc.          Hennion & Walsh, Inc.
        101 Montgomery Street               2001 Route 46, Waterview Plaza
        San Francisco, California 94104     Parsippany, New Jersey 07054
        94104



D.      NAME AND COMPLETE ADDRESS OF AGENT FOR SERVICE:

                                                             COPY TO:
KAREN ALUISE, ESQ.          PETER J. DEMARCO                 MICHAEL R. ROSELLA, Esq.
Charles Schwab & Co., Inc.  Hennion & Walsh, Inc.            Paul, Hastings, Janofsky &
101 Montgomery Street       2001 Route 46, Waterview Plaza   Walker LLP
San Francisco,              Parsippany, New Jersey 07054     75 East 55th Street
California 94104                                             New York, New York 10022
                                                             (212) 318-6000

E.      TITLE AND AMOUNT OF SECURITIES BEING REGISTERED:

        An indefinite number of Units of Schwab Trusts, Schwab Ten Trust, 2003 Series C is being registered under the Securities Act of 1933 pursuant to Section 24(f) of the Investment Company Act of 1940, as amended, and Rule 24f-2 thereunder.

F.      APPROPRIATE DATE OF PROPOSED PUBLIC OFFERING:

        As soon as practicable after the effective date of the Registration Statement.

        The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on each date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                 Subject to Completion, Dated November 20, 2003
--------------------------------------------------------------------------------

                                 Charles Schwab

--------------------------------------------------------------------------------

                                  SCHWAB TRUSTS
                         SCHWAB TEN TRUST, 2003 SERIES C


The final prospectus for a prior Series of Schwab Trusts, Schwab Ten Trust is hereby incorporated by reference and used as a preliminary prospectus for Schwab Trusts, Schwab Ten Trust, 2003 Series C. Except as indicated below, the narrative information and structure of the final prospectus which includes the new Trust will be substantially the same as that of the previous prospectus. Information with respect to this Trust, including pricing, the size and composition of the Trust portfolio, the number of units of the Trust, dates and summary information regarding the characteristics of securities to be deposited in the Trust is not now available and will be different from that shown since each trust has a unique portfolio. Accordingly, the information contained herein with regard to the previous Trust should be considered as being included for informational purposes only. Investors should contact account executives of the underwriters who will be informed of the expected effective date of this Trust and who will be supplied with complete information with respect to such Trust on the day of and immediately prior to the effectiveness of the registration statement relating to units of the Trust. The Sponsors of the Trust will be Charles Schwab & Co., Inc. and Hennion & Walsh, Inc.


================================================================================


================================================================================




The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                    PROSPECTUS PART A DATED DECEMBER __, 2003

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

           PART II-- ADDITIONAL INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM A -- BONDING ARRANGEMENTS

        The employees of Charles Schwab & Co., Inc. are covered under Brokers' Blanket Policy, Standard Form 14, in the amount of $50,000,000.

        The employees of Hennion & Walsh, Inc. are covered under Brokers' Fidelity Bond in the total amount of $1,000,000, the insurer being National Union Fire Insurance Company of Pittsburgh.

ITEM B -- CONTENTS OF REGISTRATION STATEMENT

          This Registration Statement on Form S-6 comprises the following papers and documents:

          The facing sheet on Form S-6.
          The Cross-Reference Sheet (incorporated by reference to the
              Cross-Reference Sheet to Amendment No. 2 to the Registration Statement of Schwab Trusts, Schwab Ten Trust, 1997 Series A).
          The Prospectus consisting of      pages.
          Undertakings.
          Signatures.

        Listed below is the name and registration number of the previous series of Schwab Trusts, the final prospectus of which properly supplemented, might be used as preliminary prospectuses for Schwab Trusts, Schwab Ten Trust, 2003 Series C These final prospectuses are incorporated herein by reference.

                 Schwab Trusts, Schwab Ten Trust, 2002 Series C
                 (Registration No. 333-100626)
                 Schwab Trusts, Schwab Ten Trust, 2003 Series A
                 (Registration No. 333-103582)
                 Schwab Trusts, Schwab Ten Trust, 2003 Series B
                 Registration No. 333-106866)

          Written consents of the following persons:
                 Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 3.1) Ernst & Young LLP

The following exhibits:

99.1.1         --     Form of Reference Trust Agreement including certain
                      amendments to the Trust Indenture and Agreement referred
                      to under Exhibit 99.1.1.1 below (filed as Exhibit 1.1 to
                      Amendment No. 1 to Form S-6 Registration Statement No.
                      333-106866 on August 26, 2003 and incorporated herein by
                      reference).
99.1.1.1       --     Form of Trust Indenture and Agreement (filed as Exhibit
                      1.1.1 to Amendment No. 1 to Form S-6 Registration
                      Statement No. 333-106866 on August 26, 2003 and
                      incorporated herein by reference).
99.1.3.5       --     Restated Articles of Incorporation of Charles Schwab &
                      Co., Inc (filed as Exhibit 1.3.5 to Amendment No. 2 to
                      Form S-6 Registration Statement No. 333-31133 of Schwab
                      Trusts, Schwab Ten Trust, 1997 Series A on November 4,
                      1997 and incorporated herein by reference).
99.1.3.6       --     Certificate of Amendment of Articles of Incorporation of
                      Charles Schwab & Co., Inc (filed as Exhibit 1.3.6 to
                      Amendment No. 2 to Form S-6 Registration Statement No.
                      333-31133 of Schwab Trusts, Schwab Ten Trust, 1997 Series
                      A on November 4, 1997 and incorporated herein by
                      reference).
99.1.3.7       --     Amended and Restated Bylaws of Charles Schwab & Co., Inc
                      (filed as Exhibit 1.3.7 to Amendment No. 2 to Form S-6
                      Registration Statement No. 333-31133 of Schwab Trusts,
                      Schwab Ten Trust, 1997 Series A on November 4, 1997 and
                      incorporated herein by reference).
99.1.3.8       --     Certificate of Incorporation of Hennion & Walsh, Inc.
                      dated October 23, 1989, and amended on April 6, 2001
                      (filed as Exhibit 1.3.8 to Amendment No. 1 to Form S-6
                      Registration Statement No. 333-106866 of Schwab Trusts,
                      Schwab Ten Trust, 2003 Series B on August 26, 2003, and incorporated herein by reference).

99.1.3.9       --     By-Laws of Hennion & Walsh, Inc. (filed as Exhibit 1.3.9
                      to Amendment No. 1 to Form S-6 Registration Statement No.
                      333-106866 of Schwab Trusts, Schwab Ten Trust, 2003 Series
                      B on August 26, 2003, and incorporated herein by
                      reference).
*99.3.1        --     Opinion of Paul, Hastings, Janofsky &Walker LLP as to the
                      legality of the securities being registered, including
                      their consent to the filing thereof and to the use of
                      their name under the headings "Tax Status" and "Legal
                      Opinions" in the Prospectus, and to the filing of their
                      opinion regarding tax status of the Trust.
99.6.0         --     Powers of Attorney of Hennion & Walsh, Inc. (filed as
                      Exhibit 6.0 to Pre-Effective Amendment No. 1 to Form S-6
                      Registration Statement No. 333-107053 of Smart Trust, Tax
                      Free Bond Trust, Series 1 on September 17, 2003 and
                      Exhibit 6.0 to Form S-6 Registration Statement No.
                      333-110471 of Smart Trust, Smart Ten Trust, Series 1 on
                      November 13, 2003, and incorporated herein by reference).
99.6.1         --     Powers of Attorney of Charles Schwab & Co., Inc., the
                      Depositor, by its officers and a majority of its Directors
                      (filed as Exhibit 99.6.1 to Form S-6 Registration
                      Statement No. 333-52596 of Schwab Trusts, Schwab Ten
                      Trust, 2001 Series A on December 22, 2000 and incorporated herein by reference).
99.11.0        --     Code of Ethics of Hennion & Walsh, Inc.'s Unit Investment
                      Trust activities (filed as Exhibit 11.0 to Amendment No. 1 to Form S-6 Registration Statement No. 333-106866 of
                      Schwab Trusts, Schwab Ten Trust, 2003 Series B on August
                      26, 2003, and incorporated herein by reference).







--------
*   To be filed by Amendment.

                           UNDERTAKING TO FILE REPORTS

        Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant, Schwab Trusts, Schwab Ten Trust, 2003 Series C, has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York and State of New York on the 20th day of November, 2003.

                                                 SCHWAB TRUSTS, SCHWAB TEN TRUST
                                                 2003 SERIES C
                                                 (Registrant)

                                                 CHARLES SCHWAB & CO., INC.
                                                 (Depositor)


                                                 By /s/  JIM WHITE
                                                   -----------------------------
                                                     Jim White
                                                     (Authorized Signator)


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, who constitute the principal officers and a majority of the directors of Charles Schwab & Co., Inc., the Depositor, in the capacities and on the dates indicated.

       Name                      Title                      Date
       ----                      -----                      ----

Christopher V. Dodds     Executive Vice President
                         and Chief Financial Officer

David S. Pottruck        Chief Executive Officer and
                         Director

Charles R. Schwab        Chairman and Director

                                                       November 20, 2003


                                                       By /s/  JIM WHITE
                                                         -----------------------
                                                           Jim White
                                                           Attorney-In-Fact*



----------
* Executed copies of the Powers of Attorney were filed as Exhibit 99.6.1 to Registration Statement No. 333-52596 on December 22, 2000.

                           UNDERTAKING TO FILE REPORTS

        Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant, Schwab Trusts, Schwab Ten Trust, 2003 Series C, has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York and State of New York on the 20th day of November, 2003.

                                                 SCHWAB TRUSTS, SCHWAB TEN TRUST
                                                 2003 SERIES C
                                                 (Registrant)

                                                 HENNION & WALSH, INC.
                                                 (Depositor)


                                                 By /s/  PETER J. DeMARCO
                                                   -----------------------------
                                                     Peter J. DeMarco
                                                     (Authorized Signator)


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, who constitute the principal officers and a majority of the directors of Hennion & Walsh, Inc., the Depositor, in the capacities and on the dates indicated.

       Name                   Title                  Date
       ----                   -----                  ----

William W. Walsh      President, Treasurer and
                      Director

Richard Hennion       Vice President, Secretary
                      and Director

Debbie Williams       Chief Financial Officer        November 20, 2003


                                                     By /s/  PETER J. DeMARCO
                                                       -------------------------
                                                         Peter J. DeMarco
                                                         Attorney-In-Fact*

                                                     November 20, 2003



----------
* Executed copies of the Powers of Attorney were filed as Exhibit 99.6.0 to Pre-Effective Amendment No. 1 to Form S-6 Registration No. 333-107053 on September 17, 2003 and as Exhibit 99.6.0 to Form S-6 Registration No. 333-110471 on November 13, 2003.

                         CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference made to our firm under the caption "Independent Auditors" in Part B of the Prospectus and to the use of our report dated ________, 2003, in this Registration Statement (Form S-6 No. 333-_______) of Schwab Trusts, Schwab Ten Trust, 2003 Series C.


New York, New York
_______, 2003                                                 ERNST & YOUNG LLP